Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the use in this Current Report (Form 8-K) of WES Consulting, Inc., dated February 2, 2011 of our report dated September 20, 2010, with respect to the consolidated financial statements of Web Merchants, Inc., as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009.

/s/ Gruber & Company, LLC
Lake Saint Louis, Missouri
February 1, 2011